Exhibit 10.3

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

AMENDED AND RESTATED NONQUALIFIED DEFERRED COMPENSATION PLAN

Monroe Federal Savings and Loan Association maintains the Nonqualified Deferred Compensation Plan (the “Plan”), which was originally effective January 1, 2005, and amended and restated effective as of the Effective Date (as defined below).

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1            “Account” means a bookkeeping account maintained by the Bank in the name of the Participant. The Participant’s Account shall consist of the following sub-Accounts: (i) Cash Account, a sub-account that is credited with all investments other than assets credited to the Stock Units Account (i.e., cash); (ii) Stock Units Account, a sub-account that is credited with Stock Units; and (iii) such other sub-accounts as the Board of Directors of the Bank may deem necessary. The Stock Units Account (i) may not be diversified; (ii) must remain at all times credited with units that represent common stock of the Company; and (iii) must be distributed solely in the form of common stock of the Company. A Participant’s Account shall be utilized solely as a device for the measurement and determination of any benefits payable to a Participant pursuant to this Plan. A Participant shall have no interest in his Account, nor shall it constitute or be treated as a trust fund of any kind.

1.2            “Administrator” means the Board, or a committee of Board members or management employees appointed by the Board to operate the Plan.

1.3            “Bank” means Monroe Federal Savings and Loan Association and any successor thereto.

1.4            “Beneficiary” means the person designated as Beneficiary in the Participant’s Beneficiary Designation to whom the deceased Participant’s benefits are payable. If the Participant fails to designate a Beneficiary or if the designated Beneficiary fails to survive the Participant, then the Participant’s estate will be the Beneficiary. A Participant may change his or her Beneficiary at any time by filing a new beneficiary designation form with the Administrator.

1.5            “Board” means the Board of Directors of the Bank.

1.6            “Code” means the Internal Revenue Code of 1986, as amended.

1.7            “Compensation” means (i) with respect to a Participant who is a non-employee director, the annual fees for services received from the Bank; and (ii) with respect to a Participant who is an employee of the Bank, all annual wages received from the Bank, including base salary and bonus.

1.8            “Company” means Monroe Federal Bancorp, Inc.

1.9            “Conversion and Offering” means the Bank’s conversion from mutual to stock form and related offering of shares of common stock by the Company.

1.10          “Effective Date” of this Plan is the closing date of the Conversion and Offering.

1.11          “Deferral Election Form” means the form approved by the Administrator for making Elective Contributions hereunder. Each Deferral Election Form shall continue in force until the Participant timely submits a new Deferral Election Form.

1.12          “Disability Benefit” means the benefit payable to the Participant following a determination of “disability,” in accordance with Section 3.2.

1.13          “Elective Contribution” means a Participant’s pre-tax deferral of compensation made in accordance with the Participant’s Deferral Election Form.

1.14          “Elective Contribution Account” shall be represented by the bookkeeping entries required to record a Participant’s Elective Contributions plus accrued interest earned on such amounts.

1.15          “Normal Retirement Date” means the date in which the Participant attains age sixty-five (65).

1.16          “Participant” means a director or an officer of the Bank who is eligible to participate in the Plan.

1.17          “Plan Year” shall mean the calendar year.

1.18          “Retirement Benefit” means the benefit payable to the Participant in accordance with Section 3.1.

1.19          “Separation from Service” means, consistent with Code Section 409A(2)(a)(i), the Participant’s death, retirement, or termination of service. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Participants who are employees shall not be treated as having a Separation from Service if the Participant provides more than insignificant services for the Bank following the Participant’s actual or purported termination of employment with the Bank. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to 20% of the services rendered by the Participant for the Bank, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such shorter period of employment) and the annual base compensation for such services is at least equal to 20% of the average base compensation earned during the final three full calendar years of employment (or if employed less than three years, such shorter period of employment). Where the Participant continues to provide services to a previous employer in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if the Participant is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediate preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual base compensation for such services is 50% or more of the annual base compensation earned during the final three full calendar years of employment (or if less, such lesser period).

Participants who are non-employee directors (i.e., independent contractors) will have a Separation from Service when their service on the Board terminates, so long as there is a good faith and complete termination of the Participant’s relationship with the Bank and the Participant does not anticipate renewing his or her independent contractor relationship with the Bank or becoming an employee of the Bank.

1.20          “Stock Units” means shares of common stock of the Company, with each Stock Unit representing one share of Company common stock.

1.21          “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all within the meaning of Treasury Regulations Section 1.409A-3(i)(3).

SECTION II

ELIGIBILITY AND DEFERRAL ELECTIONS

2.1            Eligibility. Any director who is a member of the Board on or after the Effective Date and any officer providing services to the Bank on or after the Effective Date who has been designated by the Board as eligible to participate in the Plan, shall begin participating in the Plan upon the timely filing of a Deferral Election Form.

2.2            Right to Defer Compensation. Commencing on the effective date of the Plan, a Participant may defer into his Elective Contribution Account up to 100% of the Compensation that the Participant would otherwise be entitled to receive from the Bank for services to be provided to the Bank in the succeeding Plan Year.

2.3            Deferral Elections.

(a)            Initial Elections. Any individual who becomes eligible to participate in the Plan shall have the right to defer a specified percentage of Compensation within 30 days of first becoming eligible to participate in the Plan. Such initial deferral election shall only be effective with respect to Compensation earned thereafter for the remainder of the current Plan Year.

(b)            Annual Elections. Subsequent to the first year in which the Participant is eligible to participate in the Plan, on or before any December 31 of each Plan Year, the Participant may file a Deferral Election Form with the Administrator to defer a specified percentage Compensation for the succeeding Plan Year in accordance with the terms of the Plan. If the Participant fails to timely file a new Deferral Election Form with the Administrator prior to December 31, then the prior year’s Deferral Election Form shall continue to apply; however, if no Deferral Election Form is on file, then the Participant shall not be eligible to defer any Compensation for the upcoming Plan Year.

2.4            Interest Adjustment. The Participant’s Elective Contribution Account shall accrue interest from the date deferred Compensation is credited to such account at a rate to be determined annually by the Board.

SECTION III

BENEFITS

3.1            Retirement Benefit.

(a)            Unless the Participant has elected an alternative distribution date for his or her Retirement Benefit in accordance with Section 3.1(b) below, the Bank agrees to pay the Participant his or her Retirement Benefit in a cash lump sum payment on the first day of the calendar month following the later of the Participant’s (i) Normal Retirement Date or (ii) Separation from Service with the Bank. In the event that the Participant is a Specified Employee (as defined in Code Section 409A), to the extent necessary to avoid penalty under Code Section 409A, the Retirement Benefit shall be paid in a cash lump sum on the first business day of the seventh month following the later of the Participant’s (i) Normal Retirement Date or (ii) Separation from Service with the Bank. The amount of the Participant’s Retirement Benefit shall equal the value of the Participant’s Elective Contribution Account on the later of the date on which the Participant (i) attains Normal Retirement Age or (ii) experiences a Separation from Service.

(b)            Notwithstanding Section 3.1(a), on or before December 31, 2007, each Participant may specify a payment date for his or her Retirement Benefit that is on or after January 1, 2008 and is earlier or later than the Participant’s Normal Retirement Date or Separation from Service. Such one-time election shall be treated as a “compliance election” with respect to designating a specified payment date, as permitted under the transition relief provided under Code Section 409A. All such payments shall be made in the form of a cash lump sum on such specified date. The amount of the Participant’s Retirement Benefit shall equal the entire balance of the Participant’s Elective Contribution Account on the specified payment date.

3.2            Disability Benefit. The Participant shall be treated as being “disabled” if the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accident and health plan covering employees of the Participant’s employer. The Disability Benefit shall be paid in a cash lump sum payment on the first day of the calendar month following the date on which the Administrator determined that the Participant is “disabled.” The amount of the Participant’s Disability Benefit shall equal the value of the Participant’s Elective Contribution Account on the date on which the Participant is “disabled.”

3.3            Death Benefits. In the event of the Participant’s death prior to payment of the Retirement Benefit or Disability Benefit, the Bank shall pay the balance of the Participant’s Elective Contribution Account in a cash lump sum payment to the Participant’s Beneficiary within 30 days after the Participant’s death.

3.4            Unforeseeable Emergency. A Participant may apply to the Administrator for an Unforeseeable Emergency distribution. Such distribution shall be paid no later than 30 days after the Administrator determines that the Participant has suffered an Unforeseeable Emergency. The amount of the distribution shall be limited to an amount that is reasonably necessary to satisfy the Participant’s Unforeseeable Emergency, including payment of any taxes that are owed due to the distribution. A distribution may not be paid under this Section to the extent the Unforeseeable Emergency is or may be relieved:

(a)            through reimbursement or compensation by insurance, or otherwise,

(b)            by liquidation of Participant’s assets, to the extent such liquidation would not in itself cause financial hardship, or

(c)            by cessation of deferrals under any elective plan of deferred compensation sponsored by Bank (such as a 401(k) plan).

3.5            Form of Distribution. Any distribution from the Stock Units Account must be solely in the form of whole shares of common stock of the Company; provided that, cash will be distributed in lieu of any fractional share.

SECTION IV

PARTICIPANTS’ RIGHTS TO ASSETS

4.1            Rabbi Trust. The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, pursuant to the agreement which establishes such rabbi trust. The contributed assets shall be subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to the Participant and his or her Beneficiary in such manner and at such times as specified in this Plan. In the event that the Bank establishes a rabbi trust, it is the intention of the Bank to make a contribution or contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. Any contributions to the rabbi trust shall be made in accordance with the rabbi trust agreement. The amount and timing of such contributions shall be specified in the agreement which establishes such rabbi trust.

4.2            Participants As Unsecured Creditors. At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. The rights of the Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Participant, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION V

ADMINISTRATION; CLAIMS PROCEDURES

5.1            Named Fiduciary. The Administrator shall be the named fiduciary of this Plan. The Administrator shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2            Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Participant (or to his Beneficiary in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within 30 days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within 30 days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or other document(s) upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION VI

AMENDMENT OR TERMINATION

6.1            Amendment. This Plan shall not be amended or modified at any time, in whole or part, as to any Participant, without the written consent of the Participant and such consent shall be required even if the Participant is no longer in the service of the Bank. In the event that any of the provisions of this Plan or portion hereof, are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator, in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.2            Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his benefit as if the Participant had Separated from Service as of the effective date of the complete revocation. Such complete revocation of the Plan shall occur only under the following circumstances and conditions:

(a)            The Administrator may revoke the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan revokes; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)            The Bank may revoke the Plan within the 30 days preceding a Change in Control or within 12 months following a Change in Control, provided that the Plan shall only be treated as revoked if all substantially similar arrangements sponsored by the Bank are revoked so that the Participant and all Participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the revoked arrangements within 12 months of the date of the revocation of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A; provided, that, for clarity, the Conversion and Offering shall not be considered a Change in Control for the purposes of this Plan.

(c)            The Bank may revoke the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also revoked; (iii) no payments other than payments that would be payable under the terms of the arrangement if the revocation had not occurred are made within 12 months of the revocation of the arrangement; (iv) all payments are made within 24 months of the revocation of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the termination date of the arrangement.

SECTION VII

STOCK UNITS

7.1            General. Amounts credited under this Plan will be credited to one or more bookkeeping accounts (including the Cash Account and/or the Stock Units Account) for a Participant as set forth herein. All amounts credited to an Account prior to the Effective Date shall be credited to the Cash Account. The Participant’s ultimate deferred compensation payments shall be based on the aggregate value of the Cash Account and the aggregate number of Stock Units accrued in the Stock Units Account (and any other sub-accounts) determined as hereinafter set forth:

(a)            Stock Units Account – One-Time Election/Opportunity. In connection with the Conversion and Offering, a Participant may elect that all or any part of amounts contributed to his or her account be credited to the Stock Units Account (“Amount Invested”). A Participant may not make any such election following the Conversion and Offering. All amounts credited to the Stock Units Account shall be applied to the crediting of Stock Units. The number of Stock Units credited to a Participant’s Stock Units Account shall equal the Amount Invested divided by the fair market value of one share of common stock of the Company as of the date of the Conversion and Offering. Fractional Stock Units will be used. Each Stock Unit shall be deemed to pay dividends as if it were one share of common stock of the Company, and any such deemed dividends will result in the crediting of additional Stock Units to the Stock Units Account as of the date the dividend is paid with the number of Stock Units so credited to be calculated based on the fair market value of one share of common stock of the Company as of the date the dividend is paid. After the crediting of Stock Units to the Stock Units Account, subsequent fluctuations in the fair market value of the common stock of the Company shall not result in any change in the number of such Stock Units then credited to the Stock Units Account.

(b)            Cash Account. Any amount that a Participant does not elect to be credited to the Stock Units Account shall remain in his or her account Cash Account and such amounts shall continue to be credited with an investment return as specified in the Plan.

(c)            In the event of any change in the outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of each Participant shall be adjusted by the Board in a reasonable manner to compensate for the change, and any such adjustment by the Board shall be conclusive and binding for all purposes of the Plan.

(d)            Neither a Participant nor the Board are permitted to transfer amounts between the Cash Account and the Stock Units Account, with the exception that a Participant will be given the ability in connection with the Conversion and Offering to transfer amounts from the Cash Account to the Stock Units Account.

SECTION VIII

MISCELLANEOUS

8.1            No Employment Agreement. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

8.2            State Law. The Plan is established under, and will be construed according to, the laws of the State of Ohio to the extent such laws are not preempted by ERISA or other federal law.

8.3            Severability. In the event that any of the provisions of this Plan are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

8.4            Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board shall be personally liable to the Participant or any other person for any claim, loss, liability or expense incurred in connection with this Plan.

8.5            Successors. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Participant, his successors, heirs, executors, administrators, and Beneficiaries.

8.6            Source of Payments. All payments provided in this Plan shall be timely paid in cash or check from the general funds of the Bank or the assets of the rabbi trust.

8.7            Entire Agreement. This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

8.8            Section 409A. This Plan is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and, to the extent any terms are ambiguous, the Plan shall be interpreted consistent with such intent.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the date set forth below.

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

June 10, 2024	By:	/s/ Lewis R. Renollet
Date		Lewis R. Renollet, President and Chief Executive Officer

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

AMENDED AND RESTATED NONQUALIFIED DEFERRED COMPENSATION PLAN

DEFERRAL ELECTION FORM

Print Name:_____________________________________________________________

I hereby elect to defer ________ % of my annual Compensation for the _________ calendar year. Such deferral election shall continue for each calendar year thereafter until I change my deferral election by completing a new form (including completing a form to change my deferral amount to zero). I understand that this election only applies to Compensation attributable to services not yet performed for such calendar year.

I further understand that the amount deferred under the Plan will be credited with interest as determined from time to time by the Administrator.

All amounts deferred shall be paid in a cash lump sum at the later of (i) my Separation from Service or (ii) attainment of Normal Retirement Age (65).

I understand that I am entitled to obtain a copy of the Plan at any time and may do so by contacting the Administrator.

Date	Participant’s Signature

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

AMENDED AND RESTATED NONQUALIFIED DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION

Print Name:_____________________________________________________________

I hereby designate the following Beneficiary to receive any death benefits under the Plan.

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

AMENDED AND RESTATED NONQUALIFIED DEFERRED COMPENSATION PLAN

ONE-TIME ELECTION OF PAYMENT DATE

Print Name:_____________________________________________________________

Pursuant to Section 3.1(b) of the Monroe Federal Savings and Loan Association Nonqualified Compensation Plan, I hereby elect to have my Retirement Benefit paid to me in a cash lump sum on: _____________________________________.

The amount of my Retirement Benefit shall equal the entire balance of my Elective Contribution Account on the payment date specified above.

I understand that this One-Time Election of Payment Date must be executed on or before December 31, 2007 and that the payment date specified above must be a date that is on or after January 1, 2008.

I further understand that this One-Time Election of Payment Date is irrevocable.

Date	Participant’s Signature